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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 26, 2004 (the "Effective Date"), by and between ServiceWare Technologies, Inc. (the "Company") a Delaware corporation, with offices at One Northshore Center, Suite 503, 12 Federal Street, Pittsburgh, Pennsylvania 15212 and Scott Schwartzman (the "Employee"), an individual with a residential address at 28M Knob Hill, Roseland, NJ 07068.

         WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

         WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of their employment relationship;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Term. The term of this Agreement shall commence on the Effective Date and end on the first anniversary thereof, unless sooner terminated (the "Term"). Upon termination of this Agreement, the Employee shall only be eligible for those specific benefits stated in Section 5 below.

         2. Position and Duties. The Employee shall have the position of Chief Operating Officer of the Company and such other positions as may be assigned to Employee by the Company from time to time. The parties acknowledge that Employee also currently serves as Chief Financial Officer of the Company. The Employee agrees to perform all duties and responsibilities incident to his positions with the Company as the Company's Chief Executive Officer or the Company's Board of Directors (the "Board") may determine from time to time. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which the Company may adopt from time to time (the Employee's position will be based out of the Company's New Jersey office, or such other offices as the Board shall determine from time to time).

         3. Exclusive Services and Best Efforts. The Employee agrees to devote his best efforts to the diligent, faithful and competent discharge of the duties and responsibilities attributable to his positions with the Company. To this end, the Employee agrees to devote his entire business time, attention and energies to the business interests of the Company and may only participate in or continue to participate in those business activities or directorships which in no way conflict with the conduct and completion of his duties for the Company and which are approved by the Board, which approval shall not be unreasonably withheld.

         4. Compensation and Benefits.The Employee shall receive the following compensation during the Term:

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                  (a) Base Salary. Beginning with the Effective Date, the
Company shall pay the Employee a base salary at the annualized rate of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Base Salary"), payable in installments in accordance with the Company's normal payment schedules, but not less often than monthly. The Employee's Base Salary may be subject to positive adjustment from time to time, as determined in the sole discretion of the Board or a duly authorized compensation committee thereof (the "Compensation Committee").

                  (b) Incentive Compensation Bonus. Each calendar year, the Employee is eligible to receive an annual bonus up to Seventy-five Thousand Dollars ($75,000.00) (the "Bonus") upon the Company and the Employee achieving certain milestones (the "Milestones") which shall be established by the Employee and the Chief Executive Officer or the Compensation Committee during the first quarter of the applicable year. The Chief Executive Officer or the Compensation Committee may, at its sole option, grant the Employee a percentage of the Bonus if he and the Company achieve a portion, but not all, of the Milestones.

                  (c) Stock Options and Restricted Stock.The Company has previously granted the Employee restricted stock in the Company and stock options to purchase shares of the Common Stock of the Company. Such grants shall not be superseded by this Agreement.

                  (d) Benefit Plans. The Employee shall be eligible to participate in any and all employee welfare and benefit plans that the Company establishes and makes available to other Company employees from time to time. The Company may alter, modify, add to or delete its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate. Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

                  (e) Payment or Reimbursement of Reasonable Business Expenses. The Company shall pay or reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties and responsibilities under this Agreement in accordance with Company policies in effect from time to time. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Employee the full amount of any such expenses advanced by him in the ordinary course of business upon presentation by the Employee to the Company of any and all documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such business expenses may be fixed in advance by the Company.

                  (f) Deductions. The Company shall withhold from any salary or benefits payable to the Employee any and all required federal, state, local, and other taxes, any and all authorized deductions, and any other amounts as permitted or required by law, rule or regulation.

         5. Effect of Termination. Upon termination of this Agreement prior to the expiration of the term stated in Section 1 above, the Employee shall only be entitled to those benefits specifically set forth below.

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                  (a) Termination by the Company With Cause or at the Election
of the Employee. In the event the Employee's employment is terminated by the Company with Cause, as defined below, or at the election of the Employee without Good Reason (as defined below), the Company shall pay to the Employee only the compensation and benefits otherwise due and payable to him under Section 4 of this Agreement through the last day of his actual employment by the Company.

                  "Cause" for termination for purposes of this Section 5(a) shall be deemed to exist upon: (i) the Employee's failure, refusal or neglect, to perform the duties of the position as assigned to him by the Company pursuant to this Agreement, to adhere to the terms of this Agreement, or to follow Company policies and procedures, which failure, refusal or neglect is not cured within ten (10) days after written notice from the Company to that effect; (ii) the Employee's commission of dishonesty, gross negligence or misconduct, whether in connection with the Employee's responsibilities in his position with the Company or otherwise (including, without limitation, misappropriating funds or property of the Company; securing or attempting to secure personal profit in connection with any transaction entered into on behalf of the Company; making misrepresentations to the Company; breaching any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Employee and the Company, which breach is not cured within ten (10) days after written notice from the Company to that effect; or any other act or omission which impairs the Company's ability to conduct its business): (iii) the Employee's commission of any act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that subjects the Company to public disrespect or ridicule or injures the reputation of the Company; (iv) the Employee's breach of his duty of loyalty and fidelity to the Company (including without limitation, aiding a competitor; failing to devote his full business time and best efforts to the Company's business and affairs or failing to be employed exclusively by the Company, without authorization), which breach is not cured within ten (10) days after written notice from the Company to that effect; or (v) the Employee's conviction of, or the entry of a pleading of guilty or no contest by the Employee, to any crime involving moral turpitude or any felony.

                  (b) Termination by the Company Without Cause or as a Result of a Change in Control or by Employee for Good Reason. In the event the Employee's employment as described therein is terminated: (i) by the Company without Cause; or (ii) within the six (6) month period following a Change in Control, as defined below, for a reason other than Cause; or (iii) by Employee for Good Reason, the following shall apply:

                           (i) The Company shall, for a period of nine (9)
months following the date of the Employee's termination: (y) continue to pay the Employee's Base Salary at his then current rate, in monthly installments; and
(z) to the extent the Employee elects to receive continued benefits (for Employee, his wife and dependents) under the Company's group health benefits plan, pursuant to COBRA, the Company shall pay or reimburse (at the Company's sole option) the cost of such COBRA benefits (collectively, the "Separation Benefits").

                           (ii) The Company shall immediately vest the Employee
in the unvested portion of any stock option he has been previously granted to the same extent as if he

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had remained employed by the Company for the twelve-month period following the termination of his employment.

                           (iii) Employee shall remain a option plan participant
and therefore may, but shall not be obligated to, exercise any vested stock options, for a period of 12 months following his termination of employment. During such 12-month period, Employee shall make himself available for limited consulting services to the Company.

                           (iv) In the event that a Change in Control, as
defined in Section 5(d) below, occurs during any calendar year, the right to receive 100% of the target incentive compensation bonus shall immediately vest and shall be payable as follows: (y) 50% will be paid on or within 10 days of the closing of the transaction triggering the Change in Control; and (z) the remaining 50% will be paid on the earliest of (I) the six (6) month anniversary of the transaction triggering the Change in Control, (II) January 15 of the year following the year in which the transaction triggering the Change in Control occurred, and (III) a termination of the Employee's employment without Cause.

                           (v) In the event of termination by the Company
without Cause or termination by Employee for Good Reason and if the provisions of subparagraph (iv) immediately above do not apply, Employee shall be entitled to receive within fifteen (15) days after the termination, payment of a prorata portion of the target incentive compensation bonus for the calendar year of termination.

         "Good Reason" for termination by Employee for purposes of this Section 5(b) shall be deemed to exist if (i) Employee's job title, duties or compensation are materially altered without Employee's consent, or (ii) the Company defaults in the performance of any material obligation to Employee hereunder and such default is not cured within ten (10) days after written notice from Employee to that effect.

         The Employee shall not be required to mitigate the amount of the Separation Benefits provided for in this Section 5(b) by offsetting such payment with any amounts received by the Employee from subsequent employment, including self-employment. Except as stated above, all benefits provided by the Company shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee's employment. In exchange for, and as a condition precedent to, receiving any Separation Benefits or vesting from the Company under this Section 5(b), the Employee shall execute (and shall not revoke) a valid General Release of all Claims releasing the Company, its directors, officers, employees, agents and affiliates, in a form reasonably acceptable to the Company. The Employee recognizes that, except as expressly provided herein, he has not been promised any compensation or benefits after termination of his employment.

                  (c) Survival. The provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive both the termination of the Employee's employment and the termination of this Agreement. Further, the obligation of the Company to make payments to or on behalf of the Executive under Section 5(b) of this Agreement is expressly conditioned upon the Employee's continued full performance of his obligations under Sections 6, 7, 8 and 9 of the Agreement.

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                  (d) Change in Control. For the purposes of Section 5(b),
"Change in Control" shall be defined as the occurrence of either or both of the following:

                           (i) The effective date or date of consummation of any
transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) pursuant to which the Company: (1) becomes a subsidiary of another corporation or business entity;
(2) is merged or consolidated with or into another corporation or other business entity; (3) engages in an exchange of stock with another corporation; or (4) transfers, sells or otherwise disposes of all or substantially all of its assets to a single purchaser (other than the Employee) or a group of purchasers (none of whom is the Employee); provided, however, that this subsection (i) shall not be applicable to a transaction or series of transactions in which a majority of the capital stock of the surviving or resulting corporation immediately following such transaction or series of transactions, is owned or controlled by the holders of the Company's outstanding capital stock immediately before such transaction; or

                           (ii) The date upon which any person (other than the
Employee), group of associated persons acting in concert (none of whom is the Employee) or corporation (other than a corporation in which the Employee owns a controlling interest) becomes a direct or indirect beneficial owner of stock of the Company representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of the Company; provided, however, that this subsection (ii) shall not be applicable to the acquisition of such stock interest by Thomas Unterberg and his affiliates or to an equity financing transaction or series of transactions, which are for the sole purpose of raising cash to finance the continuing operations of the Company.

         6. Invention Assignment, Confidentiality and Restrictive Covenants.

                  (a) Disclosure of Innovations.The Employee agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind that he may have made, conceived, developed or reduced to practice, alone or jointly with others, during the term of his employment with the Company, whether or not they are related to his work for the Company and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software.

                  (b) Assignment of Ownership of Innovations. The Employee agrees that all Innovations, which are in any way related to the business or planned business of the Company, are the sole and exclusive property of the Company and he hereby assigns all of his rights, title or interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the period of his employment with the Company, the Employee will assist and cooperate with the Company in all respects and will execute documents, and, subject to his reasonable availability, give testimony and take further acts requested by the Company to

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obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. The Employee hereby appoints the President and Chief Executive Officer, or another authorized officer of the Company as his attorney-in-fact to execute documents on his behalf for this purpose. The Employee has attached hereto as Exhibit "A" a list of Innovations as of the date hereof which belong to him and which are not assigned to the Company hereunder (the "Prior Innovations"), or, if no such list is attached, he represents that there are no Prior Innovations.

                  (c) Protection of Confidential Information of the Company. The Employee understands that his work as an employee of the Company creates a relationship of trust and confidence between himself and the Company. During and after the period of his employment with the Company, the Employee will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of his work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to the Employee orally, which he knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. The Employee will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of the Employee or that the Company regularly gives to third parties without restriction on use or disclosure.

                  (d) Non-Competition, Non-Solicitation, Non-Interference. Because the Employee acknowledges and agrees that, in conjunction with his employment with the Company, he will have access to confidential and trade secret information of the Company, the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, during the time period that begins on the Effective Date and ends twelve (12) months from the date of termination of Employee's employment (the "Restricted Period"), the Employee shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity:

                           (i) engage, in any state or territory of the United
States of America where the Company is actively doing business (determined as of the Effective Date), in direct or indirect competition with the business conducted by the Company; specifically, eServices or knowledge management; or

                           (ii) request or otherwise attempt to induce or
influence, directly or indirectly, any customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their

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business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

                           (iii) hire or solicit for employment or other
business relationship, or induce or actively attempt to influence, any employee, officer , director or other business associate of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

                           (iv) Nothing in this section, whether express or
implied, shall prevent the Employee from being a holder or not more than one percent (1%) of the total outstanding stock of either a publicly held company under Section 12 of the Securities Exchange Act of 1934, as amended, or any privately held company.

                  If the Employee violates any of the restrictions contained in this section, the Restricted Period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Employee to the satisfaction of the Company, and the Company may withhold any and all payments otherwise due and owing to the Employee under this Agreement, if any, other than Base Salary.

                  (e) Business Opportunities. The Employee agrees that, during the period of his employment with the Company, he will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company without: (i) first offering in writing such opportunity to the Company; and (ii) thereafter obtaining a written refusal of such opportunity from the Company. In addition, all material facts regarding any such business opportunities must be promptly and fully disclosed by the Employee to the Board as soon as the Employee becomes aware of any such opportunity.

                  (f) Injunctive Relief. The Employee acknowledges that, due to the nature of the Company's business, the scope of the provisions set forth in
Section 6(d) are reasonable and necessary for the protection of the business and goodwill of the Company. The Employee agrees that any breach of Section 6 will cause the Company substantial harm and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek a temporary restraining order, preliminary injunctive relief and permanent injunctive relief. In the event that either the geographical area or the Restricted Period set forth in Section 6(d) of this Agreement is deemed by any court of competent jurisdiction to be unreasonably restrictive, the Employee and the Company agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

                  (g) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee's future employers, of the terms of this Agreement and his responsibilities hereunder.

         7. Representations and Warranties of the Employee. The Employee represents and warrants to the Company as follows: (i) he has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the

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execution and delivery of this Agreement by the Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which the Employee is a party or by which he is or may be bound or subject; (iii) the Employee is not a party to any instrument, agreement, document, arrangement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; and (iv) he has not and will not bring to the Company or use in the performance of his duties for the Company any documents or materials of a former employer or other party that are not generally available to the public.

         8. Company Property. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business that the Employee shall prepare for or receive from the Company shall remain the Company's sole and exclusive property. The Employee agrees than upon his termination from employment, or upon demand from the Company, he shall immediately return to the Company all property of the Company in his possession, custody or control. The Employee further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials belonging to the Company.

         9. Cooperation. The Employee agrees that both during and after his employment with the Company, he shall, at the request of the Company, render all reasonable assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company.

         10. Construction of Agreement.

                  (a) Choice of Law and Jurisdiction. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether in the State of New Jersey or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New Jersey. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located within the State of New Jersey for the resolution of all disputes arising under this Agreement or otherwise related to the employment of the Employee with the Company.

                  (b) Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Employee or his legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Employee may not assign any of his duties, responsibility, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect. The Company may assign its rights hereunder to any other party.

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                  (c) Waiver. Any waiver or consent from the Company with
respect to any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of the Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

                  (d) Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party, at the addresses first stated above or at such other subsequent address as is made known to the other party as an address at which such party receives similar important correspondence.

                  (e) Amendment. This Agreement may be amended or modified only be a written instrument executed by the Employee and a representative of the Company duly authorized by the Board.

                  (f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  (g) Entire Agreement.This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

                  (h) Headings. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

         11. Employee Acknowledgment. The Employee represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his counsel, that he has been given the opportunity to avail himself of this right, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement,

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that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

         12. Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

Dated: January 26, 2004               SERVICEWARE TECHNOLOGIES, INC.

                                      By:  ________________________________
                                           Kent F. Heyman
                                           President and Chief Executive Officer

Dated: January 26, 2004                    ________________________________
                                           Scott Schwartzman

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